CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES F, 1.55% NOTES DUE 2013	$500,000,000	$35,650
(1) Excludes accrued interest, if any.
(2) The filing fee of $35,650 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 445 Dated December 13, 2010 to PROSPECTUS SUPPLEMENT Dated April 11, 2008 and PROSPECTUS Dated April 11, 2008		Filed Pursuant to Rule 424(b)(3) Registration No. 333-150218

CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 1.55% NOTES DUE 2013

MEDIUM-TERM NOTES, SERIES F, 1.55% NOTES DUE 2013
SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 1.55% Notes Due 2013
Format:	SEC Registered-Registration Statement Number 333-150218
Trade Date:	December 13, 2010
Settlement Date (Original Issue Date):
December 20, 2010, which is the fifth business day following the Trade Date.  Accordingly, purchasers who wish to trade the Medium-Term Notes on the date herof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	December 20, 2013
Principal Amount:	$500,000,000
Price to Public (Issue Price):	99.889%
Dealers’ Commission:	0.25% (25 basis points)
All-in-price:	99.639%
Net Proceeds to Issuer:	$498,195,000
Coupon:	1.55%
Yield to Maturity:	1.588%
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Dates:	Interest will be paid semi-annually on the 20th of June and December of each year, commencing June 20, 2011 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Bookrunners:	Barclays Capital Inc. (38%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (38%)
Co-Managers:	BBVA Securities Inc. (3%)
BNP Paribas Securities Corp. (3%)
Commerz Markets LLC (3%)
HSBC Securities (USA) Inc. (3%)
ING Financial Markets LLC (3%)
Mitsubishi UFJ Securities (USA), Inc. (3%)
SG Americas Securities, LLC (3%)
Standard Chartered Bank (3%)

Standard Chartered Bank is not a U.S. registered broker-dealer and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority.

Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L4Q1
Other Terms:	N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.